Exhibit 99.1

Biostar Pharmaceuticals, Inc. Announces Record Third Quarter 2009 Financial Results

-- Q3 2009 revenue increased 106.3% to $15.6 million; Q3 Gross Margins of 77.0%
-- Q3 2009 net income increased 459.2% to $3.1 million with EPS of $0.13
-- Revenue for the first nine months increased 52.5 % to $36.2 million; net income increased 112.9% to $8.8 million with EPS of $0.37
-- Cash flow from operations was $2.9 million for the first nine months of 2009

XIANYANG, China, Nov. 12 /PRNewswire-Asia-FirstCall/ -- Biostar Pharmaceuticals, Inc. (OTC Bulletin Board: BSPM - News; "Biostar" or "the Company"), a Xianyang-based developer, manufacturer and supplier of pharmaceutical products and medical nutrients addressing a variety of diseases and conditions, today announced financial results the third quarter ended September 30, 2009.

SUMMARY FINANCIALS

Third Quarter 2009 Results
	Q3 2009	Q3 2008	CHANGE
Net Sales	$15.6 million	$7.5 million	+106.3%
Gross Profit	$12.0 million	$3.8 million	+216.3%
Net Income	$3.1 million	$0.6 million	+459.2%
EPS (Fully Diluted)	$0.13	$0.02	+550.0%

Nine Month 2009 Results
	First 9M 2009	First 9M 2008	CHANGE
Net Sales	$36.2 million	$23.8 million	+52.5%
Gross Profit	$26.5 million	$13.3 million	+98.5%
Net Income	$8.8 million	$4.1 million	+112.9%
EPS (Fully Diluted)	$0.37	$0.18	+105.6%

Third Quarter 2009 Financial Results

Revenue for the third quarter of 2009 increased 106.3% to approximately $15.6 million compared to $7.5 million for the third quarter of 2008. The increase in revenue was primarily due to Biostar's flagship product, Xin Aoxing Oleanolic Acid Capsule ("Xin Aoxing") which accounted for 76.9% of the Company's revenues during the quarter. For the third quarter of 2009, the sales of Xin Aoxing increased 200.6% to $12.0 million with a gross margin of 84.1%, compared to $4.0 million in the third quarter of 2008. The increase was driven by Xin Aoxing penetrating a new province through local wholesalers in the third quarter of 2009 in addition to initiating sales in two provinces in the second quarter of 2009. Biostar's focus on growing its rural distribution network also contributed to revenue growth in the third quarter. Up to September 2009, Biostar more than doubled its rural network retail locations to 3,500 outlets from 1,300 reported in the second quarter of 2009. Another Biostar's state approved drug, Tianqin Dysmenorrhea Capsule, contributed $1.1 million in revenue in the third quarter, an increase of 17.3% compared to $0.9 million in the third quarter of 2008.

Cost of goods sold for the three months ended September 30, 2009 was approximately $3.6 million or 23.0% of revenues as compared to $3.8 million or 49.8% of revenues for the three months ended September 30, 2008, Gross profits for the quarter were $12.0 million with gross margins of 77.0%, compared to $3.8 million in gross profit and gross margins of 50.2% during the third quarter of 2008. The decrease in cost of goods sold was a result of lower raw material prices from the Sichuan province as production fully resumed after the 2008 earthquake. Gross profits surged by 216.3% for the three months ended September 30, 2009.

Operating expenses for the three months ended September 30, 2009 were approximately $7.9 million, an increase of 151.3% compared to the same period in 2008. The increase was primarily due to increase in promotional and advertising expenditures of $2.4 million in support of the Biostar's product and brand awareness marketing strategy. Biostar also expensed $0.5 million on research and development in the quarter as part of new product development strategy.

Operating income for the third quarter of 2009 totaled approximately $4.1 million, a 524.9% increase from the $0.7 million reported for the third quarter of 2008. Operating margins were 26.4% and 8.7% for the third quarter of 2009 and 2008, respectively.

Net income was approximately $3.1 million in the third quarter of 2009, a 459.1% increase compared to $0.6 million for the third quarter of 2008. The company maintains an effective tax rate of 24.0% at September 30, 2009. Diluted earnings per share were $0.13 for the third quarter of 2009 compared to $0.02 for the third quarter of 2008, based upon 23.7 million and 23.2 million shares.

"We are very pleased to report another quarter of strong revenue growth and improved profitability. The success of our marketing strategy, strong sales of our Hepatitis B product, the Xin Aoxing Capsule, and expansion of rural supply network enabled us to achieve record breaking sales and earnings for the quarter," commented Ronghua Wang, Chairman and Chief Executive Officer of Biostar. "The Chinese government's stimulus plan includes $126 billion in health care reform and support of the New Rural Cooperative Medical System, which is providing the means to improve health care services for all Chinese citizens. This provides a solid foundation for sustained growth of the Chinese pharmaceutical industry and will benefit our company. We are confident that our strong product portfolio, proven sales team, experienced and committed management team will enable us to continue to execute our growth plan and capitalize on these long-term, secular growth opportunities."

Nine Month Results

For the nine months ended September 30, 2009, revenues increased approximately 52.5% to $36.2 million compared to $23.8 million in the same period of 2008. Gross profits were $26.5 million for the first nine months of 2009, representing an increase of 98.5% from the first nine months of 2008. Gross margins increased 30% to 73.1% for the first nine months of 2009 compared to 56.2% for the same period in 2008.

Income from operations increased 147.9% year over year to $11.9 million for the first nine months of 2009. Operating margins were 32.8% and 20.2% for the first nine month of 2009 and 2008, respectively.

Net income was $8.8 million for the nine months ended September 30, 2009, an increase of 112.9% from the same period in 2008. Diluted earnings per share were $0.37 for the first nine months of 2009 compared to $0.18 for the first nine months of 2008, based up on 23.7 million and 23.2 million shares respectively.

Balance Sheet and Cash Flow

Cash and cash equivalents totaled $2.4 million on September 30, 2009 compared to $0.8 million on December 31, 2008. Accounts receivable balance was approximately $17.9 million on September 30, 2009 versus approximately $11.7 million on December 31, 2008. Days sales outstanding (DSO) were at 104 days. The Company had a current ratio of 5.9 to 1 and stockholders' equity of $32.5 million, with total assets of $37.1 million versus total liabilities of $4.5 million on September 30, 2009.

For the first nine months of 2009, the Company generated $2.9 million in cash from operations versus reported $0.5 million used in operations for the same period in 2008.

Business Developments

On November 6, 2009, Biostar announced the closing of a private placement financing of approximately $3.6 million with certain accredited investors. The "Make Good" target associated with this financing is measured by income from operations of $15.9 million for 2009, and $21.1 million for 2010. The Company will use the net proceeds for the completion of the Company's new raw materials processing facility.

On November 3, the Company announced it has expanded its rural supply network to 3,512 sales outlets in rural areas of 6 provinces. The Company will continue working toward its goal of covering 5,000 sales outlets by the end of 2009 and 10,000 sales outlets by 2011. The Company expects the rural supply network to contribute more than $10.0 million in annual revenues in 2010 with average annual revenue generated from each sales outlet of $2,000.00.

On October 7, Biostar announced the Chinese Military Drug Administration granted clearance to begin clinical trials on Biostar's new drug, Zushima Analgesic Aerosol Spray. The Company anticipates formal product approval by the Chinese Military Drug Administration in the second quarter of 2010. The product is expected to contribute at least $2.0 million to revenues in 2010.

On October 2, 2009 Biostar Pharmaceuticals reported it received a patent from China's State Intellectual Property Bureau for its Aoxing Ganbao, which is a complementary medicine for its flagship Xin Aoxing Capsule in treating Hepatitis B. Aoxing Ganbao is a TCM product applied topically and effective to nourish the liver and reduce inflammation without side effects. The patent will prevent its competitors from producing similar products for 20 years.

"We are making progress on all aspects of our business including the rural supply network, raw material processing facility, and new products. We will continue to expand Xin Aoxing Capsule product's market and we expect further penetration of the new markets we just entered. We will remain focused on these initiatives which will contribute to our long-term growth profitability. We are committed to creating value for our shareholders and will continue to implement and execute a growth plan which will enable us to accomplish this goal," concluded Mr. Wang.

Conference Call

The Company will host a conference call to discuss the 2009 third quarter financial results on Thursday, November 12, 2009 at 9:30 a.m. ET. Interested participants should call +1-888-549-7704 within the United States, or US +1-480-629-9857 if calling internationally. The conference ID is 4182017. It is advisable to dial in approximately 5-10 minutes prior to 9:30 a.m. ET. This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid's website at http://www.viavid.net or at the following link: http://viavid.net/dce.aspx?sid=00006CE5 .. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp ..

About Biostar Pharmaceuticals, Inc.

Biostar Pharmaceuticals, Inc., through its wholly-owned subsidiary in China, develops, manufactures and markets pharmaceutical and medical nutrient products for a variety of diseases and conditions. The Company's most popular product is its Xin Ao Xing Oleanolic Acid Capsule, an over-the-counter ("OTC") medicine for chronic hepatitis B, a disease affecting approximately 10% of the Chinese population. In addition to its hepatitis product, Biostar manufactures two broad-based OTC products, two prescription-based pharmaceuticals and thirteen nutrients. The Company has adopted international standards and is in the process of applying for two patents.

Safe Harbor

Certain statements in this release concerning our future growth prospects are forward-looking statements, within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts and legal restrictions on raising capital or acquiring companies outside China. Additional risks that could affect our future operating results are more fully described in our United States Securities and Exchange Commission filings including our S-1 dated June 27, 2008, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, our 10-K for the year ended December 31, 2008, and other recent filings. These filings are available at http://www.sec.gov . We may, from time to time, make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake to update any forward-looking statements that may be made from time to time by or on our behalf.

BIOSTAR PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$2,448,667	$758,316
Accounts receivable	17,851,863	11,700,841
Inventories	706,624	315,745
Prepaid expenses and other receivables	5,617,468	2,926,505
Total Current Assets	26,624,622	15,701,407

Property and equipment, net	3,301,541	5,930,467

Intangible assets, net	7,147,701	7,365,765

Total Assets	$37,073,864	$28,997,639

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,446,257	$2,191,976
Customer and other deposits	105,066	2,592,250
Value-added tax payable	1,000,837	527,103
Income tax payable	988,791	413,205
Total Current Liabilities	4,540,951	5,724,534

Commitment

Stockholders' Equity
Series A, convertible preferred stock, $0.001 par value, 5,000,000 shares authorized,
None issued and outstanding	-	-
Undesignated preferred stock, $.001 par value, 5,000,000 shares authorized,
None issued and outstanding	-	-
Common stock, $.001 par value, 100,000,000 shares authorized,
23,240,899 shares issued and outstanding at September 30, 2009 and December 31, 2008	23,241	23,241
Additional paid-in capital	10,430,168	10,430,168
Statutory reserves	2,487,480	1,585,383
Retained earnings	18,904,913	10,996,655
Accumulated other comprehensive income	687,111	237,658
Total Stockholders' Equity	32,532,913	23,273,105

Total Liabilities and Stockholders' Equity	$37,073,864	$28,997,639

BIOSTAR PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Sales, net	$15,556,345	$7,541,534	$36,249,051	$23,772,567

Cost of sales	3,585,143	3,756,445	9,753,704	10,423,651

Gross profit	11,971,202	3,785,089	26,495,347	13,348,916

Selling, general and administrative expenses	7,857,258	3,126,704	14,608,550	8,553,999

Income from operations	4,113,944	658,385	11,886,797	4,794,917

Other Income (Expense)
Interest income	488	841	981	2,362
Interest expense	-	(10,463)	-	(39,945)
Loss on disposal of building	-	-	(248,730)	-
Foreign exchange loss	-	-	(10)	-
Total other Income (Expense)	488	(9,622)	(247,759)	(37,583)

Income before income taxes	4,114,432	648,763	11,639,038	4,757,334

Provision for income taxes	988,286	89,580	2,828,683	619,055

Net income	$3,126,146	$559,183	$8,810,355	$4,138,279

Net income per common share
Basic	$0.13	$0.03	$0.38	$0.19
Diluted	$0.13	$0.02	$0.37	$0.18

Weighted average common shares outstanding
Basic	23,240,899	22,152,311	23,240,899	22,152,311
Diluted	23,720,233	23,240,899	23,720,233	23,240,899

BIOSTAR PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended
	September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,810,355	$4,138,279
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	470,833	485,051
Provision for doubtful accounts	-	186,085
Loss on disposal of building	248,730	-
Changes in operating assets and liabilities:
Accounts receivable	(6,118,030)	(6,101,916)
Inventories	(389,966)	(111,725)
Deposit	-	(285,676)
Prepaid expenses and other receivables	(1,505,755)	27,210
Accounts payable and accrued expenses	241,181	1,132,285
Customer and other deposits	63,363	(18,942)
VAT tax payable	472,244	134,787
Income tax payable	574,387	(128,161)
Net cash provided by (used in) operating activities	2,867,342	(542,723)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(9,897)	(51,400)
Deposit for acquisition of land use right	(1,169,529)	-
Net cash provided by (used in) Investing activities	(1,179,426)	(51,400)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of short-term bank loan	-	(554,508)
Net cash provided by (used in) financing activities	-	(554,508)

Effect of exchange rate changes on cash and cash equivalents	2,435	105,262

Net Increase (Decrease) in cash and cash equivalents	1,690,351	(1,043,369)

Cash and cash equivalents, beginning balance	758,316	2,286,419

Cash and cash equivalents, ending balance	$2,448,667	$1,243,050

SUPPLEMENTAL DISCLOSURES:
Interest payments	$-	$39,807
Income tax payments	$1,360,011	$747,217

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Consummation of disposal of building	$2,555,510	$-

    For further information, contact:

     Ms. Elaine Zhao, CFO
     Tel:   +1-626-456-2789
     Email: elaine@biostarpharmaceuticals.com

     John Mattio
     HC International, Inc.
     Tel:   +1-914-669-5340
     Email: john.mattio@hcinternational.net
     Web:   http://www.hcinternational.net